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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): AUGUST 2, 1999



                       JONES INTERNATIONAL NETWORKS, LTD.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         COLORADO                  333-62077                   84-1470911
-----------------------       ---------------------       -------------------
(State of Organization)       (Commission File No.)          (IRS Employer
                                                          Identification No.)


                   9697 E. MINERAL AVENUE, ENGLEWOOD, CO 80112
              ----------------------------------------------------
              (Address of principal executive office and Zip Code)


        Registrant's telephone number, including area code (303) 792-3111
                                                           --------------

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Item 5.  OTHER EVENTS.

         On August 2, 1999, Jones International Networks, Ltd. (the "Company"), acquired from Broadcast Electronics, Inc., a Rhode Island corporation ("BEI"), BEI's radio programming business conducted through its Broadcast Programming Division ("BP"), which includes, but is not limited to, the following programs: Delilah-Registered Trademark-, Neon Nights-Registered Trademark- with Lia Knight and BP's TotalRadio-SM- music format services for a total purchase price, as adjusted, of approximately $20,860,000 (the "BP Acquisition"). The purchase price was paid in cash. In connection with the BP Acquisition, the Company borrowed $20 million from Bank of America, N.A. due on June 30, 2000 (the "Loan"). In order to assist the Company in obtaining favorable financing terms for the Loan, Jones International, Ltd. has guaranteed the Loan and provided certain collateral as security for the guaranty.

         BP serves approximately one thousand radio stations in the U.S. and abroad. The Delilah Show is heard nightly via satellite from 7 PM to Midnight on nearly 200 Adult Contemporary radio stations across North America. Neon Nights with Lia Knight, BP's seven to midnight Country show, reaches 60 markets. TotalRadio provides some 700 stations with a menu of services ranging from weekly new hit music to fully voice tracked "virtual" formats in all music categories and full-service consulting.

         Upon the closing, the Company entered into employment agreements with two key BP employees, Ms. Edith Hilliard and Mr. James LaMarca. The Company also entered into an agreement with BEI to represent BEI in the sale or lease of certain BEI electronic equipment to radio stations which also take BP programming.

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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Not applicable.

         (b)  Not applicable.

         (c)  Exhibits.

              2.1 Agreement of Broadcast Electronics, Inc., BEI Holding Corporation and the Company dated as of June 15, 1999.

              10.1 Revolving Credit Facility dated as of July 29, 1999 between Bank of America, N.A. and the Company.

                                       3

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       JONES INTERNATIONAL
                                       NETWORKS, LTD.

Dated: August 6, 1999                  By: /s/ Jay B. Lewis
                                          ----------------------
                                          Jay B. Lewis
                                          Group Vice President


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